Filed Pursuant to Rule 424(b)(3)

File Number 333-172865

Prospectus Supplement No.4

(To prospectus dated June 10, 2011)

Augme Technologies, Inc.

3,462,215 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement No. 4 supplements and amends the prospectus dated June 10, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 4 should be read in conjunction with the Final Prospectus and may not be delivered or utilized without the Final Prospectus.

Attached hereto is a Current Report on Form 8-K which Augme Technologies, Inc. filed with the Securities and Exchange Commission on August 24, 2011.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is August 24, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2011

Augme Technologies, Inc.

(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

43 West 24th Street, 11th Floor

New York, NY 10010

(Address of Principal Executive Offices)

855-423-5433

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 26, 2011 Augme Technologies, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing that the Company had entered into an employment agreement with Edward Jordan, pursuant to which Mr. Jordan accepted employment as the Company’s Chief Financial Officer. On August 22, 2011, Mr. Jordan’s employment agreement was amended to delete the requirement that the Company use reasonable best efforts to cause Mr. Jordan to be elected to the Company’s board of directors. A copy of the amendment is attached hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.1                           First Amendment to Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Augme Technologies, Inc. (Registrant)

Date: August 23, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer

Exhibit 10.1

FIRST AMENDMENT
To
EMPLOYMENT AGREEMENT
Date: August 22, 2011

The Employment Agreement dated July 22, 2011 between Edward Jordan and Augme Technologies, Inc. is hereby amended:

1.               EMPLOYMENT: DUTIES AND RESPONSIBILITIES

Employer hereby employs Employee as Chief Financial Officer and Principal Financial Officer of the Company. Subject at all times to the direction of the Board of Directors of the Employer, Employee shall have direct responsibility over financial operations, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing, and auditor interfacing. Employee will also perform other services and duties as the Board of Directors shall determine. Employee’s job sites shall be in the New York/New Jersey metropolitan area. Employee shall serve, by mutual consent, in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation. Employer agrees that as long as Employee is employed by the Employer, Employer will use its reasonable best efforts to cause Employee to be elected as a Director of the Employer.

Employee shall confer with the Directors, and other Officers of the Company, regarding ideas and proposals with respect to the overall financial direction of the Company.

Is replaced with:

Employer hereby employs Employee as Chief Financial Officer and Principal Financial Officer of the Company. Subject at all times to the direction of the Board of Directors of the Employer, Employee shall have direct responsibility over financial operations, financial accounting and SEC reporting, operational budgeting, sales costing analysis, billing, and auditor interfacing. Employee will also perform other services and duties as the Board of Directors shall determine. Employee’s job sites shall be in the New York/New Jersey metropolitan area. Employee shall serve, by mutual consent, in such other positions and offices of the Employer and its affiliates, if selected, without any additional compensation.

Employee shall confer with the Directors, and other Officers of the Company, regarding ideas and proposals with respect to the overall financial direction of the Company.

Wherefore, the language: “Employer agrees that as long as Employee is employed by the Employer, Employer will use reasonable best efforts to cause Employee to be elected as a Director of the Employer” is removed.

Edward Jordan		Augme Technologies, Inc.

Name:	Edward Jordan	Name:	Paul Arena

Signature:	/s/ Edward Jordan	Signature:	/s/ Paul Arena

Date:	August 22, 2011	Date:	August 22, 2011